Exhibit 99.4

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE OF THE BOARD OF DIRECTORS OF

DSG GLOBAL INC.

Dated May 1, 2021

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of DSG Global Inc. (the “Company”) has been appointed by the Board to perform the duties and responsibilities set forth in this charter.

PURPOSE

The purpose of the Committee is to:

●	Assist the Board in identifying individuals who are qualified to become members of the Board in accordance with criteria approved by the Board and select, or recommend to the Board that the Board select, specified individuals as the director nominees for each meeting of stockholders at which directors are to be elected.

●	Recommend members for each Board committee.

●	Oversee the evaluation of the Board.

COMPOSITION

1.	Membership and Appointment. The Committee shall consist of at least two (2) members of the Board. Members of the Committee shall be appointed by the Board and may be removed by the Board in its discretion.

2.	Qualifications. The members of the Committee must meet the independence requirements of the securities exchange on which the Company’s securities are listed and such other qualifications as may be established by the Board from time to time.

3.	Chairperson. The Board may designate a chairperson of the Committee. In the absence of that designation, the Committee may designate a chairperson by majority vote of the Committee members.

RESPONSIBILITIES

The following are the principal recurring responsibilities of the Committee. In all cases, the responsibilities shall be subject to any commitments made by the Company by contract or in its certificate of incorporation. The Committee may perform such other functions as are consistent with its purpose and applicable law, rules and regulations and as the Board may request. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

1.	Board Composition, Evaluation and Nominating Activities. The Committee shall:

●	Determine the qualifications, qualities, skills and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

●	Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval consistent with the Director Criteria.

●	Search for, identify, evaluate and select, or recommend for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the Director Criteria, and review any candidates recommended by stockholders, provided such stockholder recommendations are made in compliance with the Company’s bylaws and its stockholder nominations and recommendations policies and procedures.

●	Review and consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s certificate of incorporation and bylaws.

●	Evaluate the performance of individual members of the Board eligible for re-election, and select, or recommend for the selection of the Board, the director nominees by class for election to the Board by the stockholders at the annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected.

●	Consider the Board’s leadership structure, including the separation of the Chairperson and Chief Executive Officer roles and/or appointment of a lead independent director of the Board, either permanently or for specific purposes, and make such recommendations to the Board with respect thereto as the Committee deems appropriate.

●	Develop and review periodically the policies and procedures for considering stockholder nominees for election to the Board.

●	Evaluate and recommend termination of membership of individual directors for cause or for other appropriate reasons.

●	Evaluate the “independence” of directors and director nominees against the independence requirements of the securities exchange on which the Company’s securities are listed, applicable rules and regulations promulgated by the Securities and Exchange Commission and other applicable laws.

2.	Board Committees. The Committee shall:

●	Review annually the structure and composition of each committee of the Board and make recommendations, if any, to the Board for changes to the committees of the Board, including changes in structure, composition or mandate of committees, as well as the creation or dissolution of committees.

●	Recommend to the Board persons to be members and chairpersons of the various committees.

3.	Corporate Governance. The Committee shall:

●	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

●	Review annually the corporate governance guidelines approved by the Board and their application, and recommend any changes deemed appropriate to the Board for its consideration.

●	Oversee the Company’s corporate governance practices, including reviewing and recommending to the Board for approval any changes to the Company’s corporate governance framework, including its certificate of incorporation and bylaws.

●	Develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees, and to oversee the conduct of this annual evaluation.

●	Evaluate the participation of members of the Board in orientation and continuing education activities and any Company provided programs related thereto in accordance with applicable listing standards.

●	Review the disclosure included in the Company’s proxy statement regarding the Company’s director nomination process and other corporate governance matters.

●	Review any proposals properly submitted by stockholders for action at the annual meeting of stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal.

●	Review and discuss with management the disclosure regarding the operations of the Committee and director independence.

4.	Succession Planning. The Committee will periodically review and discuss with the Board corporate succession plans for the Company’s executive officers and other senior executives as the Committee deems appropriate.

5.	Committee Charter Review. The Committee shall review and reassess the adequacy of this charter annually and shall submit any recommended changes to the charter to the Board for approval. The Company will make a copy of this charter publicly available on its website, and will disclose such availability in its proxy statement.

6.	Performance Review. The Committee will review and assess the performance of the Committee at least annually.

MEETINGS AND PROCEDURES

1.	Meetings.

●	The Committee will meet at such times and places as the Committee determines. The chairperson of the Committee shall preside at each meeting. The chairperson will approve the agenda for the Committee’s meetings and any member may suggest items for consideration. If a chairperson is not designated or present, an acting chair may be designated by the Committee members present. The Committee may act by unanimous written consent (which may include electronic consent) in lieu of a meeting in accordance with the Company’s bylaws.

●	The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

●	The Committee may invite to its meetings any director, officer or employee of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.

2.	Reporting to the Board of Directors. The Committee shall report regularly to the Board regarding its activities and recommendations.

3.	Authority to Retain Advisors. The Committee shall have the authority, in its sole discretion, to select and retain any internal or independent counsel, search firms and any other expert consultants or advisors to assist with the execution of its duties and responsibilities as set forth in this charter. The Committee shall set the compensation and oversee the work of any such consultants or advisors. The Company will provide appropriate funding, as determined by the Committee, to pay any such search firms or any other outside advisors hired by the Committee and any administrative expenses of the Committee that are necessary or appropriate in carrying out its activities.

4.	Subcommittees. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. If designated, each such subcommittee will establish its own schedule and maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee shall not delegate to a subcommittee any power or authority required by law, regulation or listing standard to be exercised by the Committee as a whole.

5.	Compensation. Members of the Committee shall receive such fees, if any, for their service as committee members as may be determined by the Board in its sole discretion.